SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                ETHYL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        E T H Y L   C O R P O R A T I O N

                            330 SOUTH FOURTH STREET
                                 P.O. BOX 2189
                           RICHMOND, VIRGINIA 23218



                              [ETHYL LOGO]




                        ANNUAL MEETING OF SHAREHOLDERS

                                                                 March 10, 1999
To the Shareholders:

     Enclosed is our annual report describing Ethyl's operations during the past year. You are encouraged to read this report, which summarizes major corporate developments during the year.

     You are cordially invited to attend the annual meeting of shareholders to be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, in Richmond, Virginia, on Thursday, April 22, 1999, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors and approve the designation of auditors for the coming year.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                                    Sincerely yours,

                                                    BRUCE C. GOTTWALD
                                                    CHAIRMAN OF THE BOARD
                                                    CHIEF EXECUTIVE OFFICER

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $1.00 par value ("Ethyl Common Stock"), of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Thursday, April 22, 1999, at 11:00 A.M., Eastern Daylight Time, for the following purposes:


   1.  To elect a Board of Directors to serve for the ensuing year;


   2. To approve the designation by the Board of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 1999; and


   3. To transact such other business as may properly come before the meeting.


     Holders of shares of Ethyl Common Stock of record at the close of business on March 1, 1999, will be entitled to vote at the meeting.


     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.


   If you are present at the meeting, you may vote in person even if you already have sent in your proxy.



                                            By Order of the Board of Directors
                                            M. RUDOLPH WEST, SECRETARY

     March 10, 1999

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                               ETHYL CORPORATION


                           TO BE HELD APRIL 22, 1999

                 APPROXIMATE DATE OF MAILING -- MARCH 10, 1999

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Thursday, April 22, 1999. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 1, 1999, the date for determining shareholders entitled to vote at the meeting, there were outstanding 83,465,460 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

     The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.


                             ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

WILLIAM W. BERRY; age 66; director since 1983; Chairman of the Board of New
   England Independent System Operator (regional manager of electric bulk power generation and transmission systems) since June 1997, having served as an independent consultant from 1992-1997. Prior to his becoming an independent consultant, he served as Chairman of the Board of Dominion Resources, Inc. (holding company for Virginia Electric and Power Company) from 1990-1992, and Chairman of the Board of Virginia Power Company (public utility) from 1986-1992 (retired). Other directorships: Scott & Stringfellow Financial, Inc. and Universal Corporation.

PHYLLIS L. COTHRAN; age 52; director since 1995; retired, having served as President of Trigon Healthcare, Inc. and President and Chief Operating Officer of Blue Cross and Blue Shield of Virginia (health insurance company) from June 1995 to March 1997, and having previously served as President and Chief Operating Officer of Blue Cross and Blue Shield of Virginia. Other directorship: Tredegar Industries, Inc.

BRUCE C. GOTTWALD; age 65; director since 1962; Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994, having served as President, Chief Executive Officer and Chief Operating Officer of the Corporation from April 23, 1992, to
   March 1, 1994, and having previously served as President and Chief
   Operating Officer of the Corporation. Other directorship: CSX Corporation.

THOMAS E. GOTTWALD; age 38; director since 1994; President and Chief Operating
   Officer of the Corporation since March 1, 1994, having served as Vice President of the Corporation from August 1, 1991, to March 1, 1994.

GILBERT M. GROSVENOR; age 67; director since 1985; Chairman of the Board of
   Trustees of the National Geographic Society (magazine publisher and scientific society), having served as Chief Executive Officer of the National Geographic Society from 1980-1996. Other directorships: Saul Centers, Inc., Marriott International, Inc. and Chevy Chase Bank, F.S.B.

SIDNEY BUFORD SCOTT; age 66; director since 1959; Chairman of the Board of
   Scott & Stringfellow Financial, Inc. and Scott & Stringfellow, Inc. (investment bankers and brokers).

CHARLES B. WALKER; age 60; director since 1989; Vice Chairman of the Board and
   Chief Financial Officer of Albemarle Corporation (specialty chemicals company) since 1994; Former Vice Chairman of the Board from March 1, 1994 until January 31, 1998, and Chief Financial Officer and Treasurer of the Corporation from March 1, 1994 until October 1, 1997, having served as Executive Vice President and Chief Financial Officer of the Corporation from August 1, 1989, to March 1, 1994, and Treasurer of the Corporation since July 1, 1993. Other directorships: Albemarle Corporation and Nations Fund Trust/Nations Fund, Inc.

     In 1998, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Five meetings of the Corporation's Board of Directors were held during 1998.

     The Corporation's executive committee currently consists of Messrs. Bruce
C. Gottwald, Berry, Scott and Thomas E. Gottwald. During 1998, the executive committee met on two occasions.

     Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation's audit committee. During 1998, the audit committee met on four occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The Corporation's nominating committee currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The nominating committee did not meet during 1998. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation's Bonus, Salary and Stock Option Committee. During 1998, the Bonus, Salary and Stock Option Committee met on nine occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation's Incentive Stock Option Plan.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas E. Gottwald, President and director of the Corporation, is a son of Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of the Corporation.


                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Ethyl Common Stock, except that Mr. Scott inadvertently did not report in a timely manner shares owned solely by his wife and shares held by a trust of which he is a co-trustee. Mr. Scott filed an amendment to his Form 5 disclosing his indirect ownership of such shares.

                                STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1998, of more than 5% of the outstanding voting shares of the Corporation.



                        NAME AND ADDRESS OF               NUMBER OF
 TITLE OF CLASS          BENEFICIAL OWNERS                  SHARES             PERCENT OF CLASS
----------------   ----------------------------   -------------------------   -----------------
Common Stock       Floyd D. Gottwald, Jr. and        21,169,193(b)(c)         25.34%
                    Bruce C. Gottwald (a)
                   330 South Fourth Street
                   P.O. Box 2189
                   Richmond, Virginia 23219

----------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement between them with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(b) As of December 31, 1998, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 11,391,484 shares held by wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 4,289,117 shares of Ethyl Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 4,763,225 shares of Ethyl Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(c) This amount includes any shares owned of record by the Trustees under various employee savings plans for the benefit of Bruce C. Gottwald and Thomas E. Gottwald. This amount does not include shares held by the Trustees of such plans for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of the Corporation and are the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

     The following table sets forth as of January 31, 1999, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.



                                      NUMBER OF SHARES         NUMBER OF SHARES          TOTAL
    NAME OF BENEFICIAL OWNER          WITH SOLE VOTING        WITH SHARED VOTING         NUMBER       PERCENT
 OR NUMBER OF PERSONS IN GROUP     AND INVESTMENT POWER(1)   AND INVESTMENT POWER      OF SHARES     OF CLASS(2)
-------------------------------   -----------------------   ----------------------   -------------   ----------
William W. Berry                             2,979                     2,126(3)            5,105
Phyllis L. Cothran                           3,609                         0               3,609
Bruce C. Gottwald                        4,996,330                   619,531(4)        5,615,861         6.73%
Thomas E. Gottwald                         539,534                 3,204,527(5)        3,744,061         4.48%
Gilbert M. Grosvenor                         3,345                         0               3,345
Alexander McLean                            19,158                         0              19,158
J. Robert Mooney                            38,650                         0              38,650
Newton A. Perry                             49,344                         0              49,344
Sidney Buford Scott                         65,971                    19,000(6)           84,971
Charles B. Walker                          194,379                         0             194,379
Directors and officers as
a group (21 persons)                     6,334,565                 3,851,969          10,186,534        12.14%

----------
1 The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 1999, pursuant to the Corporation's Incentive Stock Option Plan: Thomas E. Gottwald: 80,000 shares; Alexander McLean:
  10,000 shares; Newton A. Perry: 36,683 shares; Charles B. Walker: 135,760 shares; and directors and officers as a group: 424,105 shares.

2 Except as indicated, each person or group owns less than 1% of Ethyl Common
  Stock.

3 Mr. Berry disclaims beneficial ownership of all 2,126 of such shares.

4 Mr. Gottwald disclaims beneficial ownership of all 619,531 of such shares.

5 Mr. Gottwald disclaims beneficial ownership of all 3,204,527 of such shares.
  This amount includes 3,186,101 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which he is a co-trustee.

6 Mr. Scott disclaims beneficial ownership of all 19,000 of such shares.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the fiscal years ended December 31, 1998, 1997 and 1996.



                                             ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                             ---------------------------------------------------   ----------------------------------------
                                                                       OTHER        RESTRICTED
                                                                      ANNUAL          STOCK       OPTIONS/      ALL OTHER
 NAME AND PRINCIPAL POSITION  YEAR       SALARY        BONUS       COMPENSATION       AWARDS        SARS       COMPENSATION
---------------------------- ------   -----------   -----------   --------------   -----------   ----------   -------------
Bruce C. Gottwald            1998      $ 770,000     $     --        $      --             --           0       $  38,500(1)
 Chairman of the Board and   1997        770,000       75,000               --             --           0          38,500
 Chief Executive Officer     1996        770,000      200,000               --             --           0          38,500

Thomas E. Gottwald           1998      $ 396,000     $100,000        $      --             --           0       $  19,800(2)
 President and               1997        383,500       75,000               --             --           0          19,175
 Chief Operating Officer     1996        381,000      120,000               --             --           0          19,050

J. Robert Mooney             1998      $ 275,000     $     --         $140,000(4)          --           0       $  13,750(6)
 Senior Vice President and   1997         68,750(3)        --          150,000       $121,613(5)  200,000           3,438
 Chief Financial Officer     1996             --           --               --             --          --              --

Newton A. Perry              1998      $ 250,000     $150,000        $      --             --           0       $  12,500(7)
 Senior Vice President       1997        245,116       40,000               --             --           0          12,256
 Antiknocks                  1996        218,575       75,000               --             --           0          10,929

Alexander McLean             1998      $ 237,300     $ 50,000        $      --             --           0       $   9,835(10)
 Senior Vice President       1997        234,900(8)    50,000          230,332(9)          --           0           4,203(11)
 Petroleum Additives         1996        175,177       60,000          106,585             --      75,000           9,506

----------
1 Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $7,500) and accruals in the Corporation's excess benefit plan ($30,500, $30,500 and $31,000) for 1998, 1997 and 1996, respectively.
2 Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $7,500) and accruals in the Corporation's excess benefit plan ($11,800, $11,175 and $11,550) for 1998, 1997 and 1996, respectively.
3 Mr. Mooney joined the Company as Senior Vice President and Chief Financial Officer on October 1, 1997.
4 Includes a minimum annual supplement ($125,000) for 1998 and an initial compensation adjustment ($150,000) for 1997 received pursuant to Mr. Mooney's employment agreement with the Corporation.
5 Mr. Mooney was granted 21,620 shares of restricted stock upon joining the Company on October 1, 1997. Such shares become non-forfeitable in 25% increments on each anniversary of the date of the grant. Dividends are paid on the shares of restricted stock.
6 Includes contributions to the Corporation's savings plan ($8,000 and $3,438) for 1998 and 1997, respectively, and accruals in the Corporation's excess benefit plan ($5,750) for 1998.
7 Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $7,500) for 1998, 1997 and 1996, respectively, and accruals in the Corporation's excess benefit plan ($4,500, $4,256 and $3,429) for 1998, 1997 and 1996, respectively.
8 Until May 1, 1997, Mr. McLean was compensated in pounds sterling. Amounts listed prior to that date are based on the exchange rate in effect at the time each payment was made.
9 Includes payments for expatriate expenses and allowances ($47,651 and $46,222) and tax subsidies ($182,681 and $60,363) for 1997 and 1996, respectively.
10 Includes contributions to the Corporation's savings plan ($8,000) and accruals in the Corporation's excess benefit plan ($1,835) for 1998.
11 Includes accruals in the Ethyl Petroleum Additives Limited excess share scheme for 1997 and 1996. The amounts listed here in U.S. dollars are based on the exchange rate in effect at the time of each accrual.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no option or stock appreciation right ("SAR") grants to the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation during the last fiscal year.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

     The following table presents information concerning option and SAR exercises by the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation.



                                                                NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/
                                                             OPTIONS/SARS AT FY-END (#)           SARS AT FY-END ($)(3)
                        SHARES ACQUIRED        VALUE       -------------------------------   ------------------------------
        NAME            ON EXERCISE (#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------   -----------------   -------------   -------------   ---------------   -------------   --------------
Bruce C. Gottwald      0                         $0                 0                 0            $0              $0
Thomas E. Gottwald     0                          0            80,000(1)        320,000(1)          0               0
Newton A. Perry        0                          0            36,683(1)         80,000(1)          0               0
Alexander McLean       0                          0            10,000(1)        115,000(1)          0               0
J. Robert Mooney       0                          0                 0           200,000(2)          0               0

----------
1 Each of these options relates to Ethyl Common Stock and includes a tandem
  SAR.

2 Each of these options relates to Ethyl Common Stock and does not include a tandem SAR.

3 These values are based on $5.625, the closing price of Ethyl Common Stock on the New York Stock Exchange on December 31, 1998.

                              RETIREMENT BENEFITS

     The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1998, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.


                             PENSION PLAN TABLE *



                                       YEARS OF PENSION BENEFIT SERVICE AND ESTIMATED ANNUAL BENEFITS
 FINAL AVERAGE   -----------------------------------------------------------------------------------------------------------
   EARNINGS          10            15           20            25            30            35            40            45
--------------   ----------   -----------   ----------   -----------   -----------   -----------   -----------   -----------
  $  300,000      $ 43,755     $ 65,635      $ 87,510     $109,390      $131,265      $153,145      $175,020      $196,900
  $  350,000        51,255       76,885       102,510      128,140       153,765       179,395       205,020       230,650
  $  400,000        58,755       88,135       117,510      146,890       176,265       205,645       235,020       264,400
  $  450,000        66,255       99,385       132,510      165,640       198,765       231,895       265,020       298,150
  $  500,000        73,755      110,635       147,510      184,390       221,265       258,145       295,020       331,900
  $  550,000        81,255      121,885       162,510      203,140       243,765       284,395       325,020       365,650
  $  600,000        88,755      133,135       177,510      221,890       266,265       310,645       355,020       399,400
  $  650,000        96,255      144,385       192,510      240,640       288,765       336,895       385,020       433,150
  $  700,000       103,755      155,635       207,510      259,390       311,265       363,145       415,020       466,900
  $  750,000       111,255      166,885       222,510      278,140       333,765       389,395       445,020       500,650
  $  800,000       118,755      178,135       237,510      296,890       356,265       415,645       475,020       534,400
  $  850,000       126,255      189,385       252,510      315,640       378,765       441,895       505,020       568,150
  $  900,000       133,755      200,635       267,510      334,390       401,265       468,145       535,020       601,900
  $  950,000       141,255      211,885       282,510      353,140       423,765       494,395       565,020       635,650
  $1,000,000       148,755      223,135       297,510      371,890       446,265       520,645       595,020       669,400

----------
* Assumes attainment of age 65 in 1998 and Social Security Covered Compensation of $31,128.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 1998, are: Bruce C. Gottwald, 43; Thomas E. Gottwald, 7; J. Robert Mooney, 1; Newton A. Perry, 30; and Alexander McLean, 10. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

     Mr. McLean also participated in the Ethyl Petroleum Additives Limited Pension Plan. The formula under that plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 7.833 years of service under the plan. This accrued benefit as of April 30, 1997, is $52,735 per year, payable at age 65. This amount is based on the exchange rate at December 31, 1998. The amount payable under the plan is offset from the amount payable under the pension plan described above.

                             EXCESS BENEFIT PLANS

     The Corporation maintains excess benefit plans (the "Excess Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Plans. Participants in the Excess Plans receive their benefits in the form elected under the qualified employee pension plans of the Corporation or, under certain circumstances, in a lump sum payment.

     Mr. Walker, who retired as an officer and employee of the Corporation on January 31, 1998, will receive a series of payments that are equivalent to the present value of his accrued benefits under the Excess Plans plus any earnings on the funds designated for such payments. This arrangement is in lieu of any benefits under the Excess Plans.


                           COMPENSATION OF DIRECTORS

     Each non-employee director is paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she is a member. In addition, each such director is paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

     Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

     On each July 1, each non-employee director is awarded that number of whole shares of Ethyl Common Stock when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, as shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2001.

     Non-employee Directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

                   BONUS, SALARY AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Bonus, Salary and Stock Option Committee of the Board of Directors (the "Committee"), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.


                              OVERALL OBJECTIVES

     The objectives of the Corporation's executive compensation program are to:


     o Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives.

     o Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals.

     o Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.


                            ELEMENTS OF THE PROGRAM

     The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and SARs. The Committee considers all elements of the program when setting appropriate compensation.

     The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. The Corporation's stock option program is administered likewise to achieve the goal of providing incentive to the Corporation's executives to achieve long-term performance.

     The Committee has met or is scheduled to meet with each of the five officers included in the compensation table on page 6 to review 1998 performance against goals and objectives that had been set for the year.


                              COMPETITIVE MARKET

     The Corporation uses various compensation surveys provided by compensation consultants in determining the market for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some of the surveys are limited to companies in the petroleum or chemical businesses, including, but not limited to, companies shown on the Performance Graph. Others include companies in other industries. References to the "market" in this Report refer to the survey data.

                                 BASE SALARIES

     Increases in base salaries are based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation's success, market data for comparable positions and salary levels of the Corporation's peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution. Salary survey data from the Corporation's peer group companies indicated the Corporation's executive level compensation to be well within the ranges of compensation offered by peer group companies.

     In keeping with the objective of maximizing long-term performance by putting a significant part of total compensation at risk, base salary for each of the five officers included in the compensation table on page 6 remained essentially unchanged in 1998.


                                ANNUAL BONUSES

     The annual bonus program is designed to motivate and reward performance measured against individual, division, department and corporate objectives. A bonus reserve is established to achieve the Corporation's compensation targets. The maximum contribution to the bonus reserve is 4% of the amount by which operating profits of the Corporation and its subsidiaries, determined by the independent auditors, exceed $15,000,000. The auditors certified that the maximum contribution for 1998 under the formula was $4,526,840, but the Committee, as has been the practice in prior years, did not appropriate the entire amount. Of this amount, a total of $2,073,000 was awarded in 1999 as 1998 bonuses.

     Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. The Committee recognizes management's efforts to meet the challenges of a highly competitive industry that has recently experienced slow volume growth, excess production capacity and consolidation. Management's major accomplishments for the year included entering into a marketing alliance with The Associated Octel Company, Ltd. and the reversal of the Canadian trade ban of MMT. The bonuses awarded for 1998 reflect an increase over the bonuses awarded for 1997 due to recognition of the key executives involved in these accomplishments.


                                 STOCK OPTIONS

     Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any executive of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise. The Committee did not elect to grant any options under the Incentive Stock Option Plan during 1998.

                               CEO COMPENSATION

     In keeping with the objective of improving long-term performance and shareholder value, the Chief Executive Officer as a major shareholder strongly advocates pay for performance. Consequently, greater emphasis is being placed on compensation at risk. For the third year in a row the Chief Executive Officer asked not to be considered for a salary increase. Compensation survey data places the CEO's compensation for 1998 at approximately the size-adjusted median of companies surveyed by the Corporation's compensation consultants.

     The Committee believes that in the last several years the Chief Executive Officer has taken steps to meet the challenges of an admittedly difficult market environment. Despite these challenges, there have been significant accomplishments, including entering into a marketing alliance with The Associated Octel Company, Ltd. and the reversal of the Canadian trade ban of MMT. Acknowledging that 1998 operating profits did not reach expected levels, the Committee did not award the Chief Executive Officer a bonus for 1998.


                                SECTION 162(m)

     Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

     The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee currently does not anticipate that there will be any compensation subject to the loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.


                          THE BONUS, SALARY AND STOCK OPTION COMMITTEE



                          William W. Berry, Chairman       February 25, 1999
                          Gilbert M. Grosvenor
                          Sidney Buford Scott
                          Phyllis L. Cothran

                               PERFORMANCE GRAPH
               Comparison of Five-Year Cumulative Total Return*
                     Performance through December 31, 1998


                                [GRAPH]

Date         Ethyl Corporation     S&P 500     Chemical Composite(1)   The Lubrizol Corporation
----         -----------------     -------     ---------------------   ------------------------
1993              100               100               100                     100
1994               90               110               101                     102
1995              121               145               139                      86
1996               98               180               171                      99
1997               83               219               228                     121
1998               64               205               293                      87


     * ASSUMES $100 INVESTED ON LAST DAY OF DECEMBER 1993. DIVIDENDS ARE REINVESTED QUARTERLY.

   (1) The total return information for the Chemical Composite has been weighted by market capitalization and includes the following companies in all the chemical industry groups (basic chemicals, specialty chemicals and diversified chemicals): Air Products and Chemicals, Inc., Avery Dennison Corporation, The Dow Chemical Company, E. I. du Pont de Nemours and Company, Englehard Corp., Ethyl Corporation, FMC Corporation, First Mississippi Corporation, The B.F. Goodrich Company, W.R. Grace & Co., Great Lakes Chemical Corporation, Hercules Incorporated, Monsanto Company, Morton International, Inc., NL Industries, Inc., Nalco Chemical Company, PPG Industries, Inc., Praxair, Inc., Rohm and Haas Company and Union Carbide Corporation.

     Because none of the corporations included in the Chemical Composite, other than the Corporation, has lubricant additives as a primary business, the Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange with lubricant additives as a primary business.


                            DESIGNATION OF AUDITORS

     The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for the year 1999, subject to shareholder approval. Coopers & Lybrand,

L.L.P., which was the predecessor of PricewaterhouseCoopers LLP, has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of
PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     PricewaterhouseCoopers LLP's principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.


                             FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report on Form 10-K for the year 1998, as required to be filed with the Securities and Exchange Commission, will be provided on written request without charge to any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to:

                                        M. Rudolph West, Esq.,
                                        Secretary
                                        Ethyl Corporation
                                        330 South Fourth Street
                                        P.O. Box 2189
                                        Richmond, Virginia 23218


                       PROPOSALS FOR 2000 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2000 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 11, 1999, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2000 annual meeting on April 20, 2000.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.



                                        By Order of the Board of Directors
                                        M. Rudolph West, SECRETARY

                                    NOTICE
                                      and
                                PROXY STATEMENT
                                      for
                                ANNUAL MEETING
                                      of
                                 SHAREHOLDERS
                                April 22, 1999





                               ETHYL CORPORATION
                            330 South Fourth Street
                                 P.O. Box 2189
                           Richmond, Virginia 23218



                                    [LOGO]

                               ETHYL CORPORATION
                              Richmond, Virginia

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1999

     The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held April 22, 1999, and at any and all adjournments thereof:

1. ELECTION OF DIRECTORS: [ ] FOR all nominees      [ ] WITHHOLD AUTHORITY
                           (except as indicated      to vote for all nominees
                           to the contrary below)    listed below

William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E. Gottwald,
       Gilbert M. Grosvenor, Sidney Buford Scott and Charles B. Walker.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE
            NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------------------------
2. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 1999.


     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2.


                                                    Dated ________________, 1999


                                                    ____________________________
                                                    Please sign name exactly as
                                                    it appears on the stock
                                                    certificate. Only one of
                                                    several joint owners or
                                                    co-owners need sign.
                                                    Fiduciaries should give
                                                    full title.




           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.